Exhibit 10.21

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is dated effective as of October 3, 2023 (the “Effective Date”)

BETWEEN

LITHIUM NEVADA CORP., a Nevada corporation (“Lithium Nevada”),

and

RICHARD GERSPACHER, an individual residing in the State of Georgia (the “Executive”),

WHEREAS Lithium Nevada wishes to offer the Executive employment on the terms and conditions set out in this Agreement, which the Executive wishes to accept, all as further described herein. Throughout this Agreement, there may be references to LITHIUM AMERICAS CORP. (Incorporation No. BC1397468), a British Columbia corporation (“New LAC”) and the parent company of Lithium Nevada. Lithium Nevada and New LAC may be collectively referenced as the “LAC Group.”

AND WHEREAS the Executive is currently employed by Lithium Americas (Argentina) Corp. (Incorporation No. BC0809554) (“Old LAC”), which has effected the Separation Transaction (as defined herein) which included a transfer of its North American business to New LAC.

AND WHEREAS Lithium Nevada is offering employment to the Executive to take effect on the Effective Date.

NOW THEREFORE in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:

Article 1

INTERPRETATION

1.01 Definitions

In this Agreement, in addition to the terms defined above, the following definitions apply:

“Affiliate” of any Person means, at the time the determination is being made, any other Person Controlling, Controlled by, or under common Control with, that Person, whether directly or indirectly.

“Board” means the board of directors of New LAC.

“Business” means the business of exploration, development, production and sales of lithium, lithium-based products and related by-products and other minerals.

“Cause” exists in the following circumstances:

(a)
the Executive willfully refuses to perform the services to be performed by Executive in the ordinary course of performance of Executive’s duties hereunder;
(b)
the Executive commits any breach of any of the terms of this Agreement or any other agreement between the Executive and Lithium Nevada, including the failure to perform any covenant contained in this Agreement such as the disclosure of or failure to protect the LAC Group’s confidential, proprietary or trade secret information;
(c)
the Executive fails to diligently or effectively perform the Executive’s duties under any provision of this Agreement or any duty as directed from time to time by Lithium Nevada;
(d)
the Executive engages in an act or crime involving dishonesty, violence or moral turpitude, including, without limitation, fraud, theft, embezzlement, assault, battery, rape, drunk driving, whether or not the Executive has been formally charged with or convicted or such act or crime;
(e)
the Executive fails, for reasons other than related to illness or disability, to follow any significant lawful instruction from the Executive’s relevant supervisor, or President/Chief Executive Officer (“CEO”) of Lithium Nevada or the Board;
(f)
the Executive engages in dishonesty, gross negligence, or willful misconduct in connection with his duties under this Agreement;
(g)
the Executive commits any act that constitutes a breach of fiduciary duty or a breach of the duty of loyalty, both of which the Executive acknowledges are due and owed to Lithium Nevada based on, among other things, the Executive’s job duties;
(h)
the Executive’s engages in misappropriation or personal (non-business-related) use of any of the assets or business opportunities of the LAC Group;
(i)
the Executive violates any lawful policy established by the LAC Group, including, without limitation, the Compensation Recovery Policy (as defined herein), or any provision of the Code of Conduct or employee handbook; or
(j)
the Executive engages in other misconduct of such a nature that the continued employment of the Executive may, in Lithium Nevada’s discretion, reasonably be expected to adversely affect the business, assets, properties or reputation of the LAC Group.

“Change of Control” means, with respect to New LAC:

(a)
as a result of or in connection with the election of directors, greater than 50% of the people who were directors (or who were entitled under a contractual arrangement to be directors) of New LAC before the election cease to constitute a majority of the Board, unless the new directors have been nominated by management or approved of by a majority of the previously serving directors;
(b)
any transaction at any time and by whatever means pursuant to which any Person (defined below) or any group of two or more Persons acting jointly or in concert as a single control group or any affiliate (other than a wholly-owned subsidiary of the New LAC or in connection with a reorganization of New LAC), or any one or more directors thereof, hereafter “beneficially owns” (as defined in the Business Corporations Act (British Columbia)) directly or indirectly, or acquires the right to exercise control or direction over, voting securities of New LAC representing greater than 50% percent of the then issued and outstanding voting securities of New LAC, as the case may be, in any manner whatsoever;
(c)
the occurrence of a transaction requiring approval of New LAC’s shareholders whereby New LAC is acquired through consolidation, merger, exchange of securities involving all of New LAC’s voting securities, purchase of assets, amalgamation, statutory arrangement or otherwise by any Person or any group of two or more Persons acting jointly or in concert (other than a short-form amalgamation of New LAC or an exchange of securities with a wholly-owned subsidiary of New LAC or a reorganization of New LAC);
(d)
any transaction or series of transactions which result in New LAC’s securities no longer trading on the TSX, NYSE, any successor thereto or equivalent securities exchange; or
(e)
any sale, lease, exchange, or other disposition of all or substantially all of the assets of New LAC other than in the ordinary course of business.

Notwithstanding the foregoing, if required for compliance with Code Section 409A for payments of deferred compensation, a New LAC transaction that does not constitute a change in control event under Treasury Regulation Section 1.409A-3(i)(5) shall not be considered a Change of Control for purposes of this Agreement.

“Compete” means to undertake, carry on, be engaged in, have any financial or other interest in, provide any financial assistance to, guarantee the debts or obligations of, provide any consulting or advisory services to, permit its name or any part of its name to be used by, be employed by, be associated with, or be otherwise involved in, the Business of a party that competes with the LAC Group, and “competition” has a comparable meaning.

“Confidential Information” means all information that the parties would reasonably expect to be treated as confidential and any derivative of that information relating to the Business, but does not include information that is or becomes publicly known through no wrongful act of the recipient. For purposes of this Agreement, “Confidential Information” shall include, but is not limited to, any scientific or technical information, assays, samples, designs, processes, procedures, formulas, financial information or data, business records, notes, memoranda, ideas, methods, business plans or models, techniques, systems or information systems, patents or patent applications, devices, computer programs or software, writings, reports, research, customer or vendor lists or identities, and personnel information.

“Control” means the direct or indirect power to direct the management and policies, business, or affairs of a person whether through the ownership of voting securities, by contract, or otherwise, and for a corporation, has the meaning given to that term in the Business Corporations Act (British Columbia), and the terms “Controlled” and “Controlling” have comparable meanings.

“Disability” means the Executive’s inability, by reason of illness, disease, mental or physical condition or similar cause as determined by a qualified medical practitioner, with or without reasonable accommodation, to fulfill the Executive’s essential duties, responsibilities and obligations under this Agreement.

“Geographic Area” means the geographic area where Lithium Nevada and New LAC are actively engaged including but not limited to the states of Nevada, California and Maine, the provinces of Ontario, Quebec and Manitoba, and the Northwest Territories.

“Good Reason” means:

(a)
the failure of Lithium Nevada to pay any amount due to the Executive hereunder, which failure persists for 15 days after Lithium Nevada receives the Executive’s request for payment,
(b)
any material adverse change in the Executive’s
(i)
Base Salary, position and/or responsibilities implemented by Lithium Nevada without the Executive’s consent; provided, however, that Good Reason shall not include a Base Salary reduction of less than 10 percent that is a part of an across-the-board reduction applicable to employees at the Executive’s level; or
(ii)
benefits (other than changes that affect other management executives of Lithium Nevada to the same or a comparable extent), or
(c)
the relocation of the Executive’s principal place of employment by more than 50 miles; for purposes of this Agreement, the Executive’s principal place of employment is the Executive’s primary residence in Brookhaven, Georgia and Lithium Nevada’s Atlanta office (For the sake of clarity, the parties understand that Executive may be required to travel frequently, domestically and internationally, in support of the LAC Group’s operations, including frequent travel to the Thacker Pass project in Nevada, and that such travel does not constitute Good Reason under this Agreement).

(d)
Lithium Nevada’s material breach of this Agreement, which breach has not been cured by Lithium Nevada as provided below.

Notwithstanding anything else contained herein, in the event of the occurrence of a condition listed above Executive must provide written notice to Lithium Nevada, specifying in reasonable detail the circumstances constituting “Good Reason” in the Executive’s view, within thirty (30) days of the occurrence of a condition listed above and allow Lithium Nevada thirty (30) days in which to cure such condition. Additionally, in the event Lithium Nevada fails to cure the condition within the cure period provided, Executive must terminate employment with Lithium Nevada within thirty (30) days of the end of the cure period.

“Intellectual Property” means all Intellectual Property Rights of the LAC Group and their subsidiaries arising in, from or in connection with, and that are within the scope of, the Executive’s employment.

“Intellectual Property Rights” includes all

(a)
patents, trademarks, trade names, service marks and logos, websites and domain names, and copyrights,
(b)
schematics, industrial models, blueprints, drawings and designs, inventions, know how, trade secrets, computer software programs, database rights, instruction manuals, formulae, processes, and other intangible proprietary information, and
(c)
applications and registrations of, and all rights to register, any of them worldwide.

“Notice” means any notice, request, direction, or other document that a party can or must make or give under this Agreement.

“Person” includes any individual and any corporation, company, partnership, governmental authority, joint venture, association, trust, or other entity.

“Separation Transaction” means a plan of arrangement of Old LAC under Section 288 of the Business Corporations Act (British Columbia), pursuant to which Old LAC effected a separation of its North American business and Argentinian business by transferring its interest in the Thacker Pass project along with other North American assets to New LAC, the shares of which were distributed to the shareholders of Old LAC in a series of share exchanges.

1.02 Headings

The headings used in this Agreement and its division into articles, sections, schedules, exhibits, appendices, and other subdivisions do not affect its interpretation.

Article 2

TERMS OF EMPLOYMENT

2.01 Employment of Executive

Lithium Nevada employs the Executive and the Executive accepts his employment with Lithium Nevada upon the terms and conditions of this Agreement, conditional upon the Executive resigning from the Executive’s employment with Old LAC and providing Lithium Nevada with a copy of the resignation letter effecting such resignation. The Executive understands and agrees that his sole employment relationship is with Lithium Nevada, that Lithium Nevada is the Executive’s employer, and that Lithium Nevada is responsible for payment of the compensation that the Executive receives under this Agreement.

2.02 Position and Duties

The Executive shall serve as Lithium Nevada’s and New LAC’ s Executive Vice President, Capital Projects, on a full-time basis, and, subject to change, report to the President and Chief Executive Officer. The Executive will have such duties, authority, and responsibility as shall be commensurate with the position of Executive Vice President, Capital Projects, as they may change from time to time.

2.03 Place of performance

The Executive shall perform his duties based at Lithium Americas’ Atlanta office or at his home residence from time to time, which is currently located in Brookhaven, Georgia. The Executive acknowledges and agrees that he may be required to travel frequently, domestically and internationally, in support of the LAC Group’s operations and Executive’s duties with the LAC Group, including frequent travel to the Thacker Pass project in Nevada, and that such travel does not constitute Good Reason under this Agreement. Executive represents and warrants that Executive holds a valid passport and agrees to maintain a current passport as a condition of continued employment.

2.04 Compliance with policies and procedures

The Executive shall comply with Lithium Nevada’s lawful policies and procedures and all New LAC policies applicable to Lithium Nevada employees, as they exist from time to time (including any code of ethics or business conduct and any disclosure or insider trading policy). Lithium Nevada and New LAC reserve the right to modify their policies and procedures from time to time in their sole and exclusive discretion.

2.05 Outside activities

The Executive may serve on civic or charitable boards or committees, and engage in charitable activities and community affairs, and with the prior written approval of Lithium Nevada, may engage in paid work for a third party or render business services to a third party, provided that any such activities do not materially interfere with the proper performance by the Executive of his duties and responsibilities under this Agreement. Requests by the Executive to serve on a public company board must be pre-approved in writing by the Chief Executive Officer of New LAC and the Board of Directors of New LAC provided that an Executive must not serve on more than one public company board (apart from the LAC Group). The Executive will not serve on any board of an entity whose business is competitive with, or which otherwise could reasonably be expected to conflict with, the LAC Group.

Article 3

COMPENSATION

3.01 Base Salary

Lithium Nevada shall pay the Executive an annual base salary (the “Base Salary”) of US$465,000 less applicable deductions and withholdings, on an incremental basis according to Lithium Nevada’s payroll practices. The Base Salary will be reviewed annually and may or may not change, in the Board’s sole discretion. The Base Salary is exclusive of and independent from the benefits described in Article 4 below. The Executive may opt to receive up to 20% of his Base Salary in the form of Restricted Shares, in accordance with New LAC’s Equity Incentive Plan (the “Plan”). Should the Executive cease to be a participant (as that term is defined in the Plan), all Restricted Shares awarded to the Executive will vest immediately and be settled by the issuance of common shares of New LAC.

3.02 Short-Term Incentive and Long-Term Incentive Compensation

Subject to the New LAC’s Incentive Compensation Recovery Policy (the “Compensation Recovery Policy”), the Executive will be eligible for annual short-term incentive (“STI”) compensation (“STI Bonus”) and long-term incentive (“LTI”) compensation (“LTI Bonus”) in recognition of achieving corporate milestones under New LAC’s performance management program (the “Program”), as determined by New LAC and approved by the Board on an annual basis, and as may be amended from time to time in their sole discretion, as follows:

(a)
Short-Term Incentive. The Executive will be eligible for annual performance-based STI incentive compensation valued at a target rate of 75% of the Executive’s Base Salary for the applicable performance year, comprised of a combination of cash and/or Restricted Share Units (“RSUs”) or other equity-based grants awarded under the Program and the Plan; and
(b)
Long-Term Incentive. The Executive will also be eligible for annual discretionary LTI incentive compensation at a target rate of 75% of the Executive’s Base Salary for the applicable performance year in the form of RSUs and/or Performance Share Units (“PSUs”) or other equity-based grants awarded under the Plan.

The grant, exercise, expiration and all other terms of equity awards to the Executive shall be governed exclusively by the Plan and any equity grant agreement between New LAC and the Executive (the “Grant Agreement”). The Executive’s Target STI Bonus and Target LTI Bonus will be reviewed periodically and may vary subject to the Board’s recommendation and approval.

STI and LTI awards are not guaranteed and instead are dependent on the Executive’s and New LAC’s actual performance each calendar year in accordance with New LAC’s compensation plan and the Program, subject at all times to Board and/or New LAC’s approval. The Executive’s Target STI Bonus and Target LTI Bonus is not a guaranteed amount, and payments or equity awards, if any, can range from 0-200% of the target in a given year. The Executive acknowledges that (i) the terms and criterion to determine STI and LTI awards may change each calendar year at the sole discretion of New LAC, with the approval of the Board; (ii) the Executive has no expectation of an STI or LTI payment or equity grant in any calendar year while employed by Lithium Nevada or that such STI or LTI will be any particular amount or number; (iii) the amount of the STI or LTI payment or equity grant, if any, that the Executive may be awarded may change from calendar year to calendar year based on performance by the Executive and New LAC; (iv) any STI or LTI award paid or issued to the Executive does not form part of the Executive’s regular wages; (v) the Compensation Recovery Policy may require the Executive to repay compensation received by the Executive pursuant to the Plan or Program to ensure good corporate governance and compliance with applicable laws; and (vi) the Executive must be employed by Lithium Nevada on the date the discretionary STI or LTI is actually paid or issued in order to receive it, unless otherwise provided in this Agreement, the Plan or the Grant Agreement. The Executive will not be considered to be employed by Lithium Nevada if the Executive has tendered notice of resignation or has been provided with notice of termination of employment, regardless of whether such termination is lawful or unlawful.

3.03 Sign-On Bonus and Paid Time Off Days

Pursuant to a Termination Agreement and Release between Old LAC and the Executive, Old LAC and the Executive agree that all accrued remuneration up to the closing of the Separation Transaction has been paid (or will be paid as set out therein), and the Executive will release Old LAC from any and all claims in respect thereof.

The Executive will receive the following upon signature of this Agreement:

a)
A sign-on bonus equal to $41,433.98; and
b)
25.65 days of Paid Time Off (“PTO”)

In exchange for the Executive receiving the sign-on bonus and PTO days set forth above, the Executive agrees to waive any claim the Executive may have against Old LAC and New LAC arising from the Executive’s employment with Old LAC or the termination thereof, including, but not limited to, any accrued, present or future claims for pay, salary, wages, notice of termination or pay in lieu of such notice, severance pay, overtime pay, flex time or banked time, interest, commissions, car allowances, expenses, profit sharing, stocks or stock options, equity interests, retirement entitlements, incentive payments, benefits or benefits coverages, holiday pay, vacation pay and tort damages (including damages on account of negligent misrepresentation or wrongful hiring).

The Executive’s signature of this Agreement constitutes the Executive’s acceptance of the above terms.

3.04 Equity Awards

The Executive shall receive a one-time grant of equity awards in the form of RSUs with a value of US$465,000 (equivalent to 100% of Executive’s Base Salary) based upon an award vesting schedule and subject to certain conditions as follows:

(a)
The Executive shall be granted RSUs to acquire common shares in the capital of New LAC, in accordance with applicable regulations (the “Initial RSUs”). The quantity of Initial RSUs will be calculated based upon market price prior to the date of issuance, in accordance with the Plan at a value to achieve the total Initial RSU value of US$465,000, with issuance to occur on a date acceptable to the LAC Group, acting reasonably, in any event within one month of the Effective Date.
(b)
The Initial RSUs will vest as follows provided that Executive is providing services to the Company on each applicable date:
(i)
20% shall vest immediately as of the date of grant (the “Grant Date”), and
(ii)
20% shall vest at the expiration of 12 months after the Grant Date, but no later than October 31, 2024, and
(iii)
20% shall vest at the expiration of 24 months after the Grant Date, but no later than October 31, 2025, and
(iv)
20% shall vest at the expiration of 36 months after the Grant Date, but no later than October 31, 2026, and
(v)
20% shall vest at the expiration of 48 months after the Grant Date, but no later than October 31, 2027.
(c)
The Initial RSUs shall be governed exclusively by the Plan, except as otherwise provided in this Agreement.

3.05 Retirement Plan Eligibility

The Executive will be eligible to participate in any retirement plan offered by Lithium Nevada on the same terms and conditions (including the Lithium Nevada-provided employer contribution) applicable to other similarly situated US-based senior executives. Retirement plans may be discontinued or amended from time to time in Lithium Nevada’s discretion.

3.06 Repayment of Relocation Costs and Prior Sign-On Incentive Payments

The Executive’s resignation from Old LAC for purposes of entering into this Agreement shall not trigger an obligation for the Executive to repay any relocation costs and sign-on incentive payments to Old LAC. However, should the Executive resign from Lithium Nevada on or before February 10, 2025, he will repay any relocation costs and sign-on incentive payments already paid to the Executive prior to the Effective Date of this Agreement as follows: (1) 75% if voluntarily separated before February 10, 2024, and (2) 50% if voluntarily separated after February 10, 2024, and before February 10, 2025.

3.07 3.07 Other

The Executive will receive immigration support to aid with existing green card possession and application of Form N-400 Application for Naturalization valued at up to US$10,000.

Article 4

BENEFITS

4.01 Paid Time Off

The Executive will be entitled to five (5) weeks of PTO each calendar year, in accordance with accrual rates and requirements specified by Lithium Nevada’s then-in effect PTO policy.

4.02 Benefits

The Executive will be eligible to participate in the standard benefits package that Lithium Nevada makes available generally to its other U.S.-based senior executives from time to time, including healthcare, dental, vision, life insurance, accidental death & dismemberment and disability coverage, subject to the terms and conditions of such insurance policies as may be amended from time to time.

4.03 Directors’ and officers’ insurance

The Executive will be entitled to coverage under Lithium Nevada’s directors’ and officers’ insurance policy on a basis that is no less favorable than the coverage provided to any other director or officer. The Executive’s entitlement to coverage and payments under any such plan is subject to the consent of the insurer and the terms of the applicable insurance policy.

4.04 Defense and Indemnification

In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by the Executive or the LAC Group related to any contest or dispute between the Executive and the LAC Group or any of their affiliates with respect to this Agreement or the Executive’s employment hereunder, by reason of the fact that the Executive is or was a director or officer of New LAC, Lithium Nevada, or any of their affiliates, or is or was serving at the request of New LAC as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, the Executive shall be defended and indemnified by the LAC Group to the fullest extent applicable to any other officer or director of the LAC Group from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees).

4.05 Business expenses

Lithium Nevada shall promptly reimburse the Executive for all reasonable and customary business expenses (including for all authorized travel, out-of-pocket expenses and office equipment, and phone services) that the Executive incurs in performing his employment services and that are incurred and accounted for in accordance with Lithium Nevada’s policies and procedures. The Executive shall furnish any statements, receipts, invoices and other documentation that Lithium Nevada may reasonably require in order to process such reimbursements.

4.06 Tax preparation assistance

In the event that the Executive’s duties necessitate that the Executive file tax returns in any other country besides the United States of America, Lithium Nevada will provide the Executive with tax preparation assistance, up to US $10,000, on terms and conditions to be memorialized in a separate Tax Equalization Agreement.

4.07 Health and wellness memberships

The Executive will be entitled to reimbursement for health and wellness-related memberships and fees for up to $1,500 per year, as stated in the Lithium Nevada’s Health and Wellness Policy. The Health and Wellness incentive may be discontinued or amended from time to time in Lithium Nevada’s discretion.

Article 5

EXECUTIVES COVENANTS

5.01 No infringement of third parties’ rights

In the performance of his duties for Lithium Nevada, the Executive shall not

(a)
improperly bring to Lithium Nevada or the LAC Group, or use any trade secrets, confidential information or other proprietary information of any third party, or
(b)
infringe the Intellectual Property Rights of any third party.

5.02 Assignment of Intellectual Property

The Executive assigns to Lithium Nevada all rights, if any, in or to Intellectual Property that may accrue to the Executive during the term of this Agreement. In addition, the Executive agrees, as a condition of employment, to execute Lithium Nevada’s standard Confidentiality and Invention Assignment Agreement.

5.03 Waiver of moral rights

The Executive irrevocably waives, in favor of Lithium Nevada, all moral rights arising under applicable copyright legislation, or at common law, to the full extent that those rights may be waived in each jurisdiction, that the Executive may have now or in the future with respect to the Intellectual Property.

5.04 Obligation of confidentiality regarding Confidential Information

The Executive acknowledges and agrees that during his or her employment, the Executive has been entrusted with and had access to Confidential Information, the improper disclosure of which to any Person that directly or indirectly competes against the LAC Group or to the general public would be highly detrimental to the LAC Group’s legitimate business interests. The Executive agrees, except as may be compelled by applicable law or pursuant to a valid court order, to keep strictly confidential and not to directly or indirectly disclose by any means or methods whatsoever to any third person or business entity, all Confidential Information and/or trade secrets of any LAC Group company except to the extent generally known to the public and in the public domain through no fault of the Executive. The Executive further agrees not to use the Confidential Information for any purpose that is not related to the performance of his duties and responsibilities on behalf of the LAC Group.

5.05 Use of Confidential Information

The Executive shall use the Confidential Information solely in connection with the performance of the Executive’s duties and responsibilities.

5.06 Required disclosure of Confidential Information

Subject to Section 8.05, the Executive shall disclose Confidential Information to a third party if it is required to do so by law but only if before that disclosure the Executive, to the extent permitted by law,

(a)
gives Lithium Nevada and the Board notice to allow it a reasonable opportunity to either seek a protective order or other appropriate remedy or to waive the Executive’s compliance with this section,
(b)
reasonably cooperate with Lithium Nevada, at Lithium Nevada’s expense, in its best efforts to obtain a protective order or other appropriate remedy,
(c)
discloses only that portion of the Confidential Information that it is advised by written opinion of its counsel, addressed to both parties, is legally required to be disclosed, and
(d)
uses reasonable efforts to obtain reliable written assurance from the third party that the Confidential Information will be kept confidential.

Article 6

ACKNOWLEDGEMENTS

6.01 The LAC Group Intellectual Property

The Intellectual Property is the sole and exclusive property of the LAC Group. The Executive shall not assert any rights against the LAC Group or its subsidiaries or any third party in connection with any Intellectual Property.

6.02 Construction of terms

The parties have each participated in settling the terms of this Agreement. Any rule of legal interpretation to the effect that any ambiguity is to be resolved against the drafting party will not apply in interpreting this Agreement.

6.03 Independent legal advice

(a)
Review of agreement. The Executive has had full opportunity to review this Agreement and fully understands the terms of, and the nature and effect of its obligations under, this Agreement.
(b)
Obtained Independent Legal Advice. The Executive has had full opportunity to obtain independent legal advice relating to this Agreement.

Article 7

TERMINATION

7.01 Grounds for termination

The Executive’s employment may be terminated at any time only as follows:

(a)
Termination upon Death. The Executive’s employment terminates upon the Executive’s death.
(b)
Termination by Company for Disability. Lithium Nevada may terminate the Executive’s employment upon the Executive’s Disability.
(c)
Termination by Company for Cause. Lithium Nevada may terminate the Executive’s employment for Cause.
(d)
Termination by Company without Cause. Lithium Nevada may terminate the Executive’s employment at any time by providing the Executive with written notice of such termination and the severance benefits set out in this Agreement.
(e)
Termination by Executive for Good Reason. The Executive may terminate the Executive’s employment for Good Reason in accordance with the terms of this Agreement.

(f)
Termination by Executive’s Resignation. The Executive may voluntarily terminate the Executive’s employment with Lithium Nevada at any time by giving Lithium Nevada eight weeks of prior written Notice of termination. Lithium Nevada may waive this Notice period in whole or in part and opt to pay the Executive’s wages for the Notice period the Executive has provided, without the Executive performing further services for Lithium Nevada. The Executive understands and agrees that such a choice by Lithium Nevada to accept the Executive’s resignation sooner and pay the Executive’s wages for the Notice period shall not constitute termination of employment.

7.02 Severance benefits

If the Executive’s employment terminates because of Disability or without Cause or for Good Reason, the Executive will be entitled to the following (subject to Section 7.06):

(a)
Salary. Lithium Nevada shall provide the Executive with a lump sum payment equal to 12 months (the “Severance Period”) of the Executive’s Base Salary.
(b)
Short-Term Incentive. As compensation for the STI Bonus the Executive would have earned through the Severance Period, Lithium Nevada will provide the Executive with a lump sum payment equal to the STI Bonus he received for the year prior to the year in which the Executive’s employment terminates.
(c)
Equity Awards. Notwithstanding any provisions of the Plan or any related Grant Agreement to the contrary:
(i)
the Initial RSUs shall be fully vested as of the date of termination; and
(ii)
there will be accelerated vesting of any equity awards scheduled to vest during the Severance Period.

Any equity awards previously granted to the Executive will otherwise continue to be governed by the terms of the Plan and any applicable Grant Agreement.

(d)
Benefit Continuation. Continuation of benefits coverage for the Severance Period to the maximum extent permitted under applicable plan terms. For benefits that cannot be continued for all or part of the Severance Period, Lithium Nevada shall reimburse the Executive for replacement coverage.

The Executive agrees that, upon receipt of the payments and benefits outlined above, the Executive shall not be entitled to any further payments or damages in respect of notice of termination, severance or separation pay of any kind, whether under statute, contract or common law.

These termination provisions will continue to apply throughout the Executive’s employment with Lithium Nevada notwithstanding any changes to the Executive’s compensation, title, duties, or responsibilities.

All severance benefits shall be subject to withholding for applicable employment and income taxes.

7.03 Accrued entitlements

If the Executive’s employment terminates for or without Cause or due to the Executive’s resignation with or without Good Reason, Disability, or death, the Executive will be entitled to the following:

(a)
Salary. Lithium Nevada shall pay the Executive’s Base Salary up to and including the date on which the Executive’s employment terminates.
(b)
All accrued but unused PTO as of the termination date.
(c)
All unreimbursed proper business expenses incurred by the Executive as of the termination date.
(d)
Short-Term Incentive. Subject to the terms of the Plan and any applicable Grant Agreement, Lithium Nevada will provide the Executive with any STI Bonus approved by the Board, but not yet paid or issued, for the year prior to the year in which the Executive’s employment terminates.

7.04 Change of Control

Subject to Section 7.06, if at any time during the term of this Agreement there is a Change of Control, and within twelve (12) months of such Change of Control,

(a)
the Executive’s employment is terminated by Lithium Nevada without Cause, or
(b)
the Executive resigns for Good Reason after (A) providing Lithium Nevada with written notice of the circumstances constituting Good Reason in accordance with this Agreement, and (B) Lithium Nevada fails to timely remedy the circumstances constituting Good Reason, the Executive shall be entitled to receive the compensation and benefits set out in Section 7.02 on the same terms and conditions set out therein, except that the Severance Period defined in Section 7.02(a) shall be 24 months rather than 12 months.

Any equity awards issued to the Executive shall be governed by the terms of the Plan and applicable Grant Agreement.

All severance benefits shall be subject to withholding for applicable employment and income taxes.

Further, the severance benefits and other compensation outlined in Sections 7.02 and 7.04 are not cumulative, and the Executive will be entitled to receive benefits and compensation (if applicable) under either Section 7.02 or 7.04—but not both.

7.05 Effect of termination

The Executive agrees that, upon termination of employment for any reason whatsoever, the Executive shall be deemed to have immediately resigned any position he may have as an officer, director, or employee of the LAC Group or any of its affiliates or related entities. Except upon the Executive’s death, the Executive shall, at the request of the LAC Group, execute all documents appropriate to evidence those resignations. The Executive shall not be entitled to any payments or damages in respect of these resignations in addition to those provided for herein.

7.06 Release

The Executive acknowledges and agrees that the compensation provided under Sections 7.02 and 7.04 is reasonable and shall be in full satisfaction of all terms of the cessation of the Executive’s employment, and the Executive shall have no other entitlement (including to anticipated earnings or damages of any kind), whether under statute, contract, common law or otherwise. As a condition precedent to payment of any compensation under Sections 7.02 and 7.04, the Executive agrees to execute before a witness and deliver to Lithium Nevada a separation agreement and general release of all claims against the LAC Group, their affiliates, subsidiaries and their directors, officers, employees, shareholders and agents, in a form reasonably satisfactory to Lithium Nevada and within the timelines specified by Lithium Nevada. In accordance with the Age Discrimination in Employment Act, if applicable, the Executive will be provided an extended period of time to consider the terms of the release before signing, and no benefits shall be payable until the consideration period and any revocation periods have passed. Except for the Accrued Entitlements in Section 7.03, no compensation will be due and payable to the Executive until after the LAC Group receives a fully executed original of such separation agreement and general release, and any applicable revocation periods have expired. Except for the Accrued Entitlements, any compensation due under this Agreement shall be made on the 60th day following separation from service, provided the release is effective on such date and any revocation periods have expired. Lump sum severance shall be paid no later than March 15 of the calendar year following the year in which Executive’s employment is terminated without Cause, or for Good Reason, or due to a Disability, provided that the release described above is effective at such time.

7.07 Section 280G

(a)
If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payments or benefits received in connection with a Change in Control including payments that could be made on the Executive’s termination of employment following a Change in Control, whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the 280G Payments shall be either: (a) reduced (but not below zero) so that the present value of such total 280G Payments received by Executive will be one dollar ($1.00) less than three (3) times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such 280G Payments will be subject to the excise tax imposed by Section 4999 of the Code, or (b) paid in full, whichever of (a) or (b) produces the better net after tax position to Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). If a reduction in such 280G Payments is to be made pursuant to this section, the 280G Payments shall be reduced in the following order: (i) any portion of the cash severance payable hereunder that is not “nonqualified deferred compensation” for purposes of Code Section 409A; (ii) any benefits continuation valued as parachute payments; (iii) any accelerated vesting of any equity awards; and (iv) any portion of the cash severance payable hereunder and any other cash amounts that are “nonqualified deferred compensation” for purposes of Code Section 409A.
(b)
All calculations and determinations under this Section 7.07 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 7.07, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 7.07. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

Article 8

EXECUTIVE’S OBLIGATIONS FOLLOWING TERMINATION

Upon termination of this Agreement for any reason, the Executive covenants with Lithium Nevada as follows:

8.01 Non-competition

During the term of this Agreement and for 12 months following termination of the Executive’s employment, the Executive shall not accept employment from any company or business entity that is engaged in the Business within the Geographic Area. This Section shall not be construed so as to restrict the Executive’s right to accept employment with or to engage in any business that is not competitive with the Business of Lithium Nevada. Notwithstanding anything to the contrary herein, this Section 8.01 shall not (i) apply following a termination of the Executive’s employment due to a resignation for Good Reason with respect to which Section 7.04 applies, or (ii) prohibit the Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, providing that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation.

8.02 Non-solicitation of employees

During the Executive’s employment and for a period of 12 months after termination of the Executive’s employment for any reason, the Executive shall not, directly or indirectly, on the Executive’s own behalf or on behalf of any Person, recruit, solicit, persuade or otherwise induce or attempt to recruit, solicit, persuade or induce any Person who is an employee of Lithium Nevada to terminate their employment with Lithium Nevada.

8.03 Non-disparagement

Subject to Section 8.05, during the Executive’s employment and for a period of 12 months following the termination of this Agreement, the Executive shall not make any statement criticizing the LAC Group or impairing the goodwill or reputation of the LAC Group, unless truthful and required by law.

8.04 Extension/reasonableness of restrictive covenants

The period of time applicable to the covenants not to compete and not to solicit will be extended by the duration of any violation by the Executive of such covenants. In addition, the time periods applicable to the covenants not to compete and not to solicit will be extended by the duration of any period of time, after the termination of the Executive’s employment with Lithium Nevada, that Executive is retained as a consultant to Lithium Nevada or an independent contractor by Lithium Nevada (in any capacity).

The Executive agrees that the restrictions of this Agreement are reasonable (in scope, duration, and activity restricted), necessary, and supported by valuable consideration. The Executive further agrees that the restrictions of this Agreement will not prevent him from obtaining adequate and gainful employment upon termination of his employment with the Lithium Nevada (voluntary or involuntary). The Executive also agrees that this Agreement: (i) does not impose on the Executive any restraint that is greater than required for the protection of the Lithium Nevada; (ii) does not impose undue hardship on the Executive; and (iii) imposes restrictions that are appropriate in relation to the valuable consideration supporting the non-competition and non-solicitation covenants.

The Executive acknowledges he has had a fair opportunity and time to independently consult with legal counsel and has been advised or had reasonable opportunity to be advised in all respects concerning the reasonableness and propriety of this Agreement. The Executive understands that his covenants in this Agreement are independent covenants, and the existence of any claim by the Executive against Lithium Nevada under this or any other agreement or otherwise will not excuse the Executive’s breach of any covenant in this Agreement.

8.05 Protected rights

The Executive understands that (a) the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a United States federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (b) the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (c) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

In addition, nothing in this Agreement shall be construed to prohibit the Executive from exercising the Executive’s legal rights with the Equal Employment Opportunity Commission, or any other federal, state or local agency charged with the enforcement of any law applicable to the LAC Group or participating in any investigation or proceeding conducted by such agency. Similarly, nothing in this Agreement shall prohibit the Executive from engaging in activity protected by applicable law. Finally, with respect to sexual assault dispute or sexual harassment dispute, nothing in this Agreement prohibits: (i) disclosure or discussion of conduct, the existence of a settlement involving conduct, or information covered by the terms and conditions of the contract or agreement; or (ii) negative statements about another party that relates to the contract, agreement, claim or case.

8.06 Return of property

At the conclusion of employment, or at Lithium Nevada’s request during employment, the Executive shall promptly return to Lithium Nevada any LAC Group property in the Executive’s possession or control, including but not limited to any Confidential Information, assets, or any other documents or information, whether in physical or electronic form.

Article 9

RIGHTS AND REMEDIES

9.01 Survival

Sections 5.03 (Waiver of moral rights), 5.04 (Obligation of confidentiality regarding Confidential Information), 5.05 (Use of Confidential Information), 5.06 (Required disclosure of Confidential Information), 6.01 (Company Intellectual Property), 8.01 (Non-competition), 8.02 (Non-solicitation of employees), 8.03 (Non-disparagement), 8.04 (Extension/reasonableness of restrictive covenants), 11.08 (Governing law), and 11.09 (Submission to jurisdiction) and the Executive’s obligations pursuant to the Compensation Recovery Policy shall survive the termination of this Agreement.

9.02 Severability

The invalidity or unenforceability of any particular term of this Agreement will not affect or limit the validity or enforceability of the remaining terms. If any provision of this Agreement is determined to be to be wholly or partially illegal, invalid, contrary to public policy or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, unenforceable, or invalid part, term, or provision shall be first amended to give it/them the greatest effect allowed by law and to reflect the intent of the parties. If this modification is not possible under applicable law, such term shall be deemed not to be a part of this Agreement and the remainder of this Agreement shall remain in full force and effect.

Article 10

PRIVACY

10.01 Personal information

The Executive acknowledges that the LAC Group may collect, use and/or disclose the Executive’s personal information where it is reasonable for the purposes of establishing, managing or terminating the employment relationship, and in accordance with applicable privacy legislation and LAC Group policy.

The Executive further acknowledges that, in the course of employment, the Executive may obtain or control the personal information of employees, contractors, suppliers, customers, affiliates and other third parties. The Executive agrees to maintain and manage any such personal information in accordance with applicable LAC Group policy and legal requirements, and to immediately notify the LAC Group in the event of any unauthorized collection, use or disclosure of personal information.

Article 11

GENERAL PROVISIONS

11.01 Entire agreement

Except for any other agreements mentioned above, which are incorporated by reference, this Agreement constitutes the entire agreement between the parties relating to its subject matter. This Agreement supersedes either previous discussions or agreements or both between the parties. There are no representations, covenants, or other terms other than those set forth in this Agreement.

11.02 Further assurances

Each party shall sign (or cause to be signed) all further documents, do (or cause to be done) all further acts, and provide all reasonable assurances as may be necessary or desirable to give effect to this Agreement.

11.03 Amendment

This Agreement may only be amended by a written document signed by each of the parties.

11.04 Binding effect

This Agreement inures to the benefit of and binds the parties and their respective heirs, executors, administrators and other legally appointed representatives, successors, and permitted assigns.

11.05 Assignment

The Executive expressly agrees that this Agreement—specifically including the non-compete, non-solicitation and confidentiality provisions—may be assigned by Lithium Nevada to another New LAC subsidiary, or affiliate of the LAC Group, or a successor-in-interest to the LAC Group’s business whether by name change, sale of assets, stock, merger or otherwise, and the Executive consents to any such assignment. The assignment shall also automatically have the effect of adding the assignee as a party to this Agreement, including adding the assignee to all provisions that survive the termination of this Agreement and shall expand all such surviving provisions (e.g., non-competition, non-disclosure and non-solicitation) accordingly. The Executive expressly agrees that 5% of the Executive’s Base Salary is in consideration of the Executive’s consent to the right of the LAC Group’s successors, affiliates, and assigns to enforce the provisions of this Section 11.05.

For the avoidance of doubt, such an assignment does not constitute Termination without Cause, Good Reason for the Executive’s resignation, or a Change in Control under this Agreement, and therefore, does not entitle the Executive to the severance benefits outlined in Sections 7.02 and 7.04.

11.06 Notice

To be effective, a notice must be in writing and delivered (a) personally, either to the individual designated below for that party or to an individual having apparent authority to accept deliveries on behalf of that individual at its address set out below, or (b) by registered mail, or (c) by electronic mail to the address or electronic mail address set out opposite the party’s name below or to any other address or electronic mail address for a party as that party from time to time designates to the other parties in the same manner:

in the case of the Executive, to:

Richard Gerspacher
[***]
Email: [***]

in the case of Lithium Nevada, to:

Lithium Nevada Corp.
5310 Kietzke Lane, Suite 200
Reno, NV 89511
USA
Email: [***]

11.07 Code Section 409A

For purposes of this Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Code and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this Agreement in connection with Executive’s termination of employment constitute deferred compensation subject to Section 409A, and Executive is deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the 6-month period measured from Executive’s separation from service from the LAC Group or (ii) the date of Executive’s death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive including, without limitation, the additional tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between Executive’s termination of employment and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

11.08 Governing law/venue

The laws of the State of Nevada shall govern this Agreement. Venue for any disputes under this Agreement shall be in Washoe County, Nevada. This venue provision is mandatory.

11.09 Submission to jurisdiction

The parties irrevocably submit to personal jurisdiction in Nevada and Washoe County.

11.10 Counterparts

This Agreement may be signed in any number of counterparts, each of which is an original, and all of which taken together constitute one single document. Counterparts may be transmitted by fax or in electronically scanned form.

11.11 Remedies/attorney’s fees

The Executive acknowledges and agrees that monetary damages may not be a sufficient remedy for any breach by the Executive of the obligations set out in Articles 5 and 8 of this Agreement, and that in addition to all other remedies available at law, Lithium Nevada shall be entitled to seek injunctive or other equitable relief as a remedy for any such breach. If the Executive breaches this Agreement, Lithium Nevada shall be entitled to recover its reasonable attorney’s fees and costs incurred as a result of the breach and/or as a result of pursuing enforcement of this Agreement.

[Remainder of page intentionally blank and signature page follows]

This Agreement has been executed by the parties with effect as of the date first written above.

LITHIUM NEVADA CORP.

By:	/s/ Jonathan Evans
Name: Jonathan Evans
Title: President and Chief Executive Officer

Witness Signature /s/Jennnifer S. Gerspacher
Name:	Jennifer S. Gerspacher
(Please print)
Address: [***]

/s/ Richard Gerspacher
Name: Richard Gerspacher